Exhibit 99.4

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our audited consolidated financial statements (the "Consolidated Financial Statements") and notes thereto filed as Exhibit 99.5, Item 8. to our Current Report on Form 8-K filed on February 26, 2018 (the "Recast Form 8-K").

Cautionary Language Regarding Forward-Looking Statements

The Recast Form 8-K, including the exhibits thereto incorporated therein by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: estimates and assumptions regarding our strategic direction and business strategy, the timely and effective execution of turnaround strategy for Water Resources, the extent and timing of a recovery in the mining industry, prevailing prices for various commodities, longer term weather patterns, unanticipated slowdowns in our major markets, the availability of credit, the risks and uncertainties normally incident to our drilling and infrastructure services industries, the impact of competition, the effect of any deregulation or other initiatives by the Trump Administration, the effectiveness of operational changes expected to reduce operating expenses and increase efficiency, productivity and profitability, the availability of equity or debt capital needed for our business, including the refinancing of our existing indebtedness as it matures, worldwide economic and political conditions and foreign currency fluctuations that may affect our results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and we assume no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Management’s Overview

We provide a wide range of diverse water-related products and services, pipe rehabilitation solutions and mineral services throughout North America and Brazil, and through our foreign affiliates in Latin America. Our customers are diverse ranging from governmental agencies, investor-owned utilities, industrial companies, global mining companies, consulting engineering firms, oil and gas companies, power companies and agribusiness. Over the past several years our strategy has been to divest of our non-core business lines, realign our strategy around our core water businesses and reduce our overall cost structure.

Within our Mineral Services business, we offer unique technologies for mineral exploration and mine water management services.  This business is highly cyclical based on commodity prices movements, and influenced by global industrial demand.  With the depressed commodity prices in recent years, we have restructured, reducing our overall cost structure and refocused the business on North and South America, exiting Australia and Africa, so that we are positioned to capitalize on future opportunities when commodity prices return to higher levels.

As discussed further in Note 16 to the Consolidated Financial Statements, during the first quarter of the fiscal year ended January 31, 2018, we completed the sale of substantially all of the assets of our Heavy Civil business. The results of operations related to the Heavy Civil business have been retrospectively presented as discontinued operations for all periods presented. Unless noted otherwise, this Management’s Discussion and Analysis of Financial Condition and Results of Operations pertains solely to our continuing operations.

Key Fiscal Year 2017 Events

Effective with the first quarter of our fiscal year ended January 31, 2017, changes were made to simplify our business and streamline our operating and reporting structure. Our Collector Wells group was shifted from our former Heavy Civil business segment to Water Resources to better align their operational expertise. We also shifted certain other smaller operations out of our “Other” segment and into our other reporting segments, and no longer report an “Other” segment. These changes better reflect how our business is managed and performance is evaluated.  Information for prior periods has been updated to conform to the current presentation.

During the second quarter of fiscal year ended January 31, 2017, we continued our efforts by initiating a plan to reduce costs and improve our profitability in our Water Resources segment (“Water Resources Business Performance Initiative”). The Water Resources Business Performance Initiative involves cost rationalization, increased standardization of functions such as sales, pricing and estimation, disposal of underutilized assets, and process improvements to drive efficiencies. We recorded approximately $3.2 million in restructuring costs related to the Water Resources Business Performance Initiative for the fiscal year ended January 31, 2017.

During the fiscal year ended January 31, 2017, we continued the implementation of our FY2016 Restructuring Plan, which involves the exit of our operations in Africa and Australia and other actions to support our strategic focus in simplifying the business and improving profitability (“FY2016 Restructuring Plan”). For the fiscal year ended January 31, 2017, we recognized approximately $13.71 million of restructuring expenses under the FY2016 Restructuring Plan, primarily related to the closure of our Australian and African entities resulting in the impairment of our assets held for sale. In calculating the impairment, the carrying amount of the assets included the cumulative currency translation adjustment related to our Australian and African entities. Also included are severance costs and other personnel-related costs, and other costs to support our business focus and strategy.

On October 27, 2014, we entered into a settlement with the Securities and Exchange Commission ("SEC") to resolve allegations concerning potential violations of the Foreign Corrupt Practices Act. Under the terms of the settlement, among other things, we agreed to undertake certain compliance, reporting and cooperation obligations to the SEC for two years following the settlement date.  On November 9, 2016, we made our final report to the SEC and have no further reporting obligations to the SEC under the settlement.

Effective April 15, 2016, we appointed Lisa Curtis as Vice President and Chief Accounting Officer. Prior to joining us, Ms. Curtis worked for Cameron International Corporation since November 2009.  During her time at Cameron, she served in positions of increasing responsibility, most recently as controller, external reporting, accounting policies and internal controls.  From October 2008 to November 2009, Ms. Curtis served as chief accounting officer of Trico Marine Services, Inc.

Consolidated Results of Operations Comparison of Fiscal Year 2017 to Fiscal Year 2016

Consolidated Results

Revenues decreased $53.3 million, or 10.3%, to $464.8 million, for the fiscal year ended January 31, 2017, compared to $518.1 million for the fiscal year ended January 31, 2016. The decrease in revenues was primarily due to declines in Mineral Services reflecting the exit from operations in Africa and Australia and weak market conditions during the first half of the year, and decreased drilling activity levels in the western U.S. in Water Resources due to significant precipitation levels in the region.

Cost of revenues (exclusive of depreciation, amortization and impairment charges) decreased $37.8 million, to $382.1 million (82.2% of revenues) for the fiscal year ended January 31, 2017, compared to $419.9 million (81.0% of revenues) for the fiscal year ended January 31, 2016. Cost of revenues as a percentage of revenues for the fiscal year ended January 31, 2017 increased from the prior year, primarily due to the $7.9 million write down of inventory in the prior year combined with improved margins in Inliner. Inliner’s margins increased primarily due to the product mix of contracts combined with increased crew efficiency during the fiscal year ended January 31, 2017.

Selling, general and administrative expenses decreased $12.6 million, or 14.1%, to $76.6 million for the fiscal year ended January 31, 2017, compared to $89.2 million for the fiscal year ended January 31, 2016. The decrease was primarily due to reduced Corporate overhead costs, including reductions in legal and professional fees and compensation expenses.

Depreciation and amortization decreased $4.8 million, or 15.9%, to $25.3 million, for the fiscal year ended January 31, 2017, compared to $30.1 million for the fiscal year ended January 31, 2016. The decrease represents reductions in capital expenditures, and the disposal or write down of assets.  These decreases were partially offset by increased depreciation related to additional capital expenditures in Inliner to expand crews and manufacturing capabilities.

Equity in earnings (losses) of affiliates improved to earnings of $2.7 million for the fiscal year ended January 31, 2017, compared to a loss of $0.6 million for the fiscal year ended January 31, 2016, primarily due to increased margins from our affiliates in Chile.

Restructuring costs of $16.9 million were recorded for the fiscal year ended January 31, 2017, compared to $9.2 million for the fiscal year ended January 31, 2016. Restructuring costs for the fiscal year ended January 31, 2017 primarily related to the closure of our Australian and African entities resulting in the impairment of our assets held for sale. In calculating the impairment, the carrying amount of the assets included the cumulative currency translation adjustment related to our Australian and African entities. Also included are the restructuring costs associated with our Water Resources Business Performance Initiative, as discussed in Note 18 to the Consolidated Financial Statements.  For the fiscal year ended January 31, 2016, restructuring costs related to $3.9 million in asset write-downs, combined with $5.3 million of severance and other costs, as part of our exit from Africa and Australia.

Interest expense decreased $1.1 million, or 6.3%, to $16.9 million for the fiscal year ended January 31, 2017, compared to $18.0 million for the fiscal year ended January 31, 2016. The decrease in interest expense was mainly due to a $1.0 million write-off of unamortized deferred financing fees as a result of the reduction in the borrowing base available under the asset-based facility during the third quarter of the fiscal year ended January 31, 2016.

Income tax expense from continuing operations of $1.4 million was recorded for the fiscal year ended January 31, 2017, compared to $0.7 million for the fiscal year ended January 31, 2016. We currently record no tax benefit on domestic deferred tax assets and certain foreign deferred tax assets.  The effective tax rate for the fiscal year ended January 31, 2017 was (3.1%), compared to (1.5%) for the fiscal year ended January 31, 2016. The differences between the effective tax rates and the statutory tax rate resulted primarily from valuation allowances recorded during each period on current year losses.

The result of operations for the fiscal year ended January 31, 2016 included net income from discontinued operations of $3.5 million, primarily related to the gain on the sale of our Geoconstruction business partially offset by the loss on the sale of our Heavy Civil business.

Segment Operating Results

Water Resources

	Fiscal Years Ended January 31,
(in thousands)	2017	2016
Revenues	$204,577	$239,897

Adjusted EBITDA	(2,410)	23,870
Adjusted EBITDA as a percentage of revenues	(1.2%)	10.0%

Revenues for Water Resources decreased $35.3 million, or 14.7%, to $204.6 million, for the fiscal year ended January 31, 2017, compared to $239.9 million for the fiscal year ended January 31, 2016.  The decline in revenues was primarily due to reduced activity in agricultural drilling projects in the western U.S. stemming largely from increased precipitation over the course of the past year, and lower pump and well-related equipment sales.

Adjusted EBITDA decreased $26.3 million to ($2.4) million, for the fiscal year ended January 31, 2017, compared to $23.9 million for the fiscal year ended January 31, 2016.  The decrease in Adjusted EBITDA was primarily due to reduced drilling activity described above, higher maintenance costs on equipment and higher costs and margin degradation on several large water well and injection well drilling projects.

Inliner

	Fiscal Years Ended January 31,
(in thousands)	2017	2016
Revenues	$196,845	$193,704

Adjusted EBITDA	32,036	27,949
Adjusted EBITDA as a percentage of revenues	16.3%	14.4%

Revenues for Inliner increased $3.1 million, or 1.6%, to $196.8 million, for the fiscal year ended January 31, 2017, compared to $193.7 million for the fiscal year ended January 31, 2016. Revenues increased due in part to the increase in the number of crews, from 34 at the start of fiscal year ended January 31, 2016 to 38 crews at the end of fiscal year ended January 31, 2017. Increased activity and a favorable product mix of a higher volume of larger diameter pipe projects also contributed to the increase in revenues.

Adjusted EBITDA increased $4.1 million, or 14.6%, to $32.0 million, for the fiscal year ended January 31, 2017, compared to $27.9 million for the fiscal year ended January 31, 2016.  The increase in Adjusted EBITDA represents improved results across most operating regions as compared to the prior year.  The increase in Adjusted EBITDA as a percentage of revenues was attributable to a higher volume of large diameter pipe installations combined with increased crew efficiency.

Mineral Services

	Fiscal Years Ended January 31,
(in thousands)	2017	2016
Revenues	$63,777	$86,390

Adjusted EBITDA	8,635	1,878
Adjusted EBITDA as a percentage of revenues	13.5%	2.2%

Revenues for Mineral Services decreased $22.6 million, or 26.2%, to $63.8 million, for the fiscal year ended January 31, 2017, compared to $86.4 million for the fiscal year ended January 31, 2016.  Revenues declined primarily due to our exit from our operations in Africa and Australia during the fiscal year ended January 31, 2016, which contributed to approximately $12.4 million in revenue decline for the fiscal year ended January 31, 2017, compared to the prior year.  Lower activity levels in the United States and Mexico during the first half of the year, also contributed to the decline in revenues.

Adjusted EBITDA increased $6.7 million to $8.6 million for the fiscal year ended January 31, 2017, compared to $1.9 million for the fiscal year ended January 31, 2016.  The increase in Adjusted EBITDA was due to a $2.2 million value added tax recovery during the current year, $1.1 million increased dividends received from our Latin American affiliates, and increased margins in Brazil and Mexico.

Unallocated Corporate Expenses

Unallocated corporate expenses reflected in our Adjusted EBITDA were $23.8 million for the fiscal year ended January 31, 2017, compared to $29.3 million for the fiscal year ended January 31, 2016. The improvement was primarily due to reductions in legal and professional fees, and compensation expenses related to reduced headcount.

Comparison of Fiscal Year 2016 to Fiscal Year 2015

Consolidated Results

Revenues decreased $4.0 million, or 0.8%, to $518.1 million, for the fiscal year ended January 31, 2016, compared to $522.1 million for the fiscal year ended January 31, 2015. The decrease in revenues was primarily due to lower revenues at Mineral Services, partially offset by increases in revenues at Water Resources and Inliner.

Cost of revenues (exclusive of depreciation, amortization and impairment charges) increased $8.8 million, to $419.9 million (81.0% of revenues) for the fiscal year ended January 31, 2016, compared to $411.1 million (78.7% of revenues) for the fiscal year ended January 31, 2015.  Cost of revenues as a percentage of revenues for the fiscal year ended January 31, 2016 increased from the prior year, primarily due to a $7.9 million (1.5% of revenues) write-down of inventory in the current year as part of our restructuring activities in Africa and Australia partially offset by improved margins in Water Resources.

Selling, general and administrative expenses decreased $8.2 million, or 8.4%, to $89.2 million for the fiscal year ended January 31, 2016, compared to $97.3 million for the fiscal year ended January 31, 2015. The decreases were primarily due to the overall effort to reduce overhead costs, including reductions in consulting expenses, compensation expenses and office rent due to the FY2015 Restructuring Plan, and relocation costs included in the fiscal year ended January 31, 2015 that were not repeated in the fiscal year ended January 31, 2016.

Depreciation and amortization decreased $7.5 million, or 20.0%, to $30.1 million, for the fiscal year ended January 31, 2016, compared to $37.6 million for the fiscal year ended January 31, 2015. The decrease was primarily due to reductions in capital expenditures over the past several years, disposal of underutilized assets and impairment of certain fixed assets during the fiscal year ended January 31, 2016.

An asset impairment charge of $4.6 million was recorded during the fiscal year ended January 31, 2016 for the Energy Services segment, which was previously reported as a separate segment prior to being combined with Water Resources beginning in the third quarter of the fiscal year ended January 31, 2016. The impairment charge was recorded to reflect reductions in the estimated fair value of certain long-lived assets.

Restructuring costs of $9.2 million were recorded for the fiscal year ended January 31, 2016, compared to $2.6 million for the fiscal year ended January 31, 2015.  For the fiscal year ended January 31, 2016, restructuring costs related to a $3.9 million asset write-down, combined with $5.3 million of severance and other costs, primarily as part of the restructuring activities in Africa and Australia. Restructuring costs for the fiscal year ended January 31, 2015 primarily consisted of severance and other cost reduction efforts associated with the FY2015 Restructuring Plan.

A gain on extinguishment of debt of $4.2 million was recognized during the fiscal year ended January 31, 2016 in connection with the partial redemption of the 4.25% Convertible Notes in exchange for 8.0% Convertible Notes, as discussed in Note 8 to the Consolidated Financial Statements.

Interest expense increased $4.3 million, or 31.4%, to $18.0 million for the fiscal year ended January 31, 2016, compared to $13.7 million for the fiscal year ended January 31, 2015. The increase in interest expense was mainly due to a higher debt balance and higher average interest rate with the issuance of the 8.0% Convertible Notes during the first quarter of the fiscal year ended January 31, 2016.

An income tax (expense) benefit from continuing operations of ($0.7) million was recorded for the fiscal year ended January 31, 2016, compared to $3.9 million for the fiscal year ended January 31, 2015.  The income tax expense from continuing operations for the fiscal year ended January 31, 2016 included $1.3 million of benefit recorded as an offset to an equal amount of tax expense in discontinued operations, which partially offset $2.0 million of tax expense relating to other items in continuing operations.   The income tax benefit from continuing operations for the fiscal year ended January 31, 2015 was primarily due to the carryback of prior year tax losses upon which no tax benefit had previously been recorded. A cash refund of $3.9 million was received during the first quarter of the fiscal year ended January 31, 2016.

The result of operations for the fiscal year ended January 31, 2016 included net income from discontinued operations of $3.5 million, primarily related to the gain on the sale of our Geoconstruction business partially offset by the loss on the sale of our Heavy Civil business. A net loss from discontinued operations of $70.3 million was recorded for the fiscal year ended January 31, 2015, primarily related to operating losses of the Geoconstruction business segment and the Heavy Civil business and the loss on the sale of Costa Fortuna and Tecniwell businesses, both included in the Geoconstruction business segment.

Segment Operating Results

Water Resources

	Fiscal Years Ended January 31,
(in thousands)	2016	2015
Revenues	$239,897	$227,626

Adjusted EBITDA	23,870	22,740
Adjusted EBITDA as a percentage of revenues	10.0%	10.0%

Revenues for Water Resources increased $12.3 million, or 5.4%, to $239.9 million, for the fiscal year ended January 31, 2016, compared to $227.6 million for the fiscal year ended January 31, 2015.  The revenue growth in Water Resources was driven mainly by drilling projects in the western U.S. related to drought conditions. The revenue growth in the western region was partially offset by declines in water management services for the energy market as a result of the decline in oil and natural gas prices.

Adjusted EBITDA increased $1.1 million, or 5.0%, to $23.9 million, for the fiscal year ended January 31, 2016, compared to $22.7 million for the fiscal year ended January 31, 2015.  The increase in Adjusted EBITDA was primarily due to margin improvements from projects in the western region, partially offset by operating losses generated in our energy market.

Inliner

	Fiscal Years Ended January 31,
(in thousands)	2016	2015
Revenues	$193,704	$175,001

Adjusted EBITDA	27,949	27,881
Adjusted EBITDA as a percentage of revenues	14.4%	15.9%

Revenues for Inliner increased $18.7 million, or 10.7%, to $193.7 million, for the fiscal year ended January 31, 2016, compared to $175.0 million for the fiscal year ended January 31, 2015. Revenues increased primarily due to the increase in activity and work orders under our longer term multi-year contracts.

Adjusted EBITDA remained flat at $27.9 million for the fiscal year ended January 31, 2016, compared to fiscal year ended January 31, 2015, as the revenue increase was offset by margin decrease due to higher subcontractor work.

Mineral Services

	Fiscal Years Ended January 31,
(in thousands)	2016	2015
Revenues	$86,390	$121,247

Adjusted EBITDA	1,878	10,205
Adjusted EBITDA as a percentage of revenues	2.2%	8.4%

Revenues for Mineral Services decreased $34.9 million, or 28.7%, to $86.4 million, for the fiscal year ended January 31, 2016, compared to $121.2 million for the fiscal year ended January 31, 2015 primarily as a result of the continuation of declining global commodity prices and significant reductions in mining activities around the world.  Revenues outside the United States declined more dramatically as our foreign locations were more severely impacted by the drop in commodity prices due to the higher costs of production. Activity in the United States benefited from the growth of mine water management services.

Adjusted EBITDA decreased $8.3 million, to $1.9 million, for the fiscal year ended January 31, 2016, compared to $10.2 million for the fiscal year ended January 31, 2015. The decrease in Adjusted EBITDA was primarily due to lower activity levels as a result of the extended downturn in the minerals market, as well as our exit from operations in Africa and Australia.

Unallocated Corporate Expenses

Unallocated corporate expenses reflected in our Adjusted EBITDA were $29.3 million for the fiscal year ended January 31, 2016, compared to $41.8 million for the fiscal year ended January 31, 2015. The decrease in corporate expenses was primarily due to decrease in compensation expenses from a workforce reduction as part of the FY2015 Restructuring Plan, as well as decreases in consulting fees, legal and professional fees, and relocation expenses.

Inflation

Management does not believe the operations for the periods discussed have been significantly adversely affected by inflation or changing prices from its suppliers.

Liquidity and Capital Resources

Our primary sources of liquidity have historically been cash from operations, supplemented by borrowings under our credit facilities, issuances of Convertible Notes, and sale of assets.

As of January 31, 2017, our total liquidity was $141.3 million, consisting of Excess Availability under our asset-based facility and total cash and cash equivalents. Our cash and cash equivalents as of January 31, 2017, were $69.0 million, compared to $65.6 million as of January 31, 2016. Cash and cash equivalents held by foreign subsidiaries as of January 31, 2017 were $8.2 million, compared to $10.8 million as of January 31, 2016. Of the amounts held by foreign subsidiaries at January 31, 2017, $0.1 million could be subject to repatriation restrictions if the amounts were needed for domestic operations. If the cash held at our foreign subsidiaries is repatriated to the U.S., we would be required to accrue and pay U.S. income taxes on these funds, based on the unremitted amount. As a consequence of our exit from operations in Africa and Australia, we brought back residual cash to the U.S. through intercompany debt repayment. We believe the cash remitted from our subsidiaries in Africa and Australia would not result in a repatriation of earnings and therefore will not result in a U.S. tax liability. With respect to our remaining foreign subsidiaries in Mexico, Canada and South America, it is our intention to permanently reinvest their earnings except to the extent of $2.6 million which we expect to repatriate during the fiscal year ended January 31, 2018.  The expected withholding tax obligation on the repatriation has been accrued as of January 31, 2017.  We do not expect to incur U.S. income tax on the dividend due to our net operating loss carryforward.  Our current plans do not demonstrate a need to repatriate them to fund our U.S. operations.

As of January 31, 2017, our working capital was $105.5 million compared to $131.3 million as of January 31, 2016. Adjusted Working Capital (working capital excluding cash and cash equivalents of $69.0 million and $65.6 million at January 31, 2017 and 2016, respectively), decreased $29.2 million to $36.5 million as of January 31, 2017 from $65.7 million as of January 31, 2016, primarily due to improved cash flows from operations, and lower customer receivables and costs and estimated earnings in excess of billings on uncompleted contracts as a result of lower activity levels during the fiscal year ended January 31, 2017.

Cash Flows

The cash provided by (used in) operating activities primarily reflected our net loss, adjusted for non-cash items and changes in components of our working capital, primarily related to customer receivables, costs and estimated earnings in excess of billings on uncompleted contracts and accounts payable and accrued expenses.  Fluctuations in working capital are normal in our business. Working capital is impacted by the size of our projects, timing of project start dates and completion dates and the achievement of billing milestones on backlog as we complete certain phases of the project.

Cash provided by operating activities was $13.0 million for the fiscal year ended January 31, 2017 compared to the prior year. This increase was primarily due to higher cash inflows from changes in customer receivables and costs and estimated earnings in excess of billings on uncompleted contracts of $35.8 million due to improved working capital management combined with lower activity levels and the completion of projects.  These increases were partially offset by a higher use of cash on accounts payable and accrued expenses of ($6.2) million primarily from changes in payment terms with our vendors combined with a higher net loss, excluding non-cash items, of ($15.2) million compared to the prior year.

Cash used in operating activities decreased by $22.8 million for the fiscal year ended January 31, 2016 compared to the prior year. The decrease was primarily due to a lower net loss, excluding non-cash items, of $15.4 million combined with cash inflows from our customer receivables of $27.6 million due to improved working capital management and higher drilling activity levels in the western U.S. The decrease in cash inflows on accounts payable and accrued expenses of ($18.3) million resulted primarily from changes in payment terms with our vendors.

Cash (used in) provided by investing activities was ($8.4) million, $22.4 million and ($3.6) million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively. Cash used in investing activities for the fiscal years ended January 31, 2017 and 2015 consisted primarily of capital expenditures partially offset by the proceeds from the disposal of property and equipment. We are selectively investing capital expenditures in growth businesses, while continuing to dispose of underutilized assets. Cash provided by investing activities for the fiscal year ended January 31, 2016 primarily relates to proceeds from the sale of our Geoconstruction business segment in August 2015.

Cash flows (used in) provided by financing activities were ($0.1) million, $21.9 million, and $14.9 million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively.  Cash provided by financing activities for the fiscal year ended January 31, 2016 primarily relates to proceeds from the issuance of 8.0% Convertible Notes, partially offset by net payments on our asset-based credit facility. Cash provided by financing activities for the fiscal year ended January 31, 2015 primarily relates to net borrowings on our asset-based credit facility.

Financing Agreements

Below is a summary of certain provisions of our debt instruments and credit facility. For more information about our indebtedness, see Note 8 to the Consolidated Financial Statements.

4.25% Convertible Senior Notes due 2018. We have outstanding $69.5 million in aggregate principal amount of our 4.25% Convertible Notes as of January 31, 2017. The 4.25% Convertible Notes bear interest payable semi-annually in arrears in cash on May 15 and November 15 of each year.  The 4.25% Convertible Notes will mature on November 15, 2018, unless earlier repurchased, redeemed or converted.  The 4.25% Convertible Notes are contingently convertible, at the option of the holders, into consideration consisting of, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock (and cash in lieu of fractional shares) until the close of business on the scheduled trading day immediately preceding May 15, 2018.

The initial conversion rate is 43.6072 shares of our common stock per $1,000 principal amount of 4.25% Convertible Notes (which is equivalent to an initial conversion price of approximately $22.93 per share of our common stock). The conversion rate is subject to adjustment upon the occurrence of certain events. In addition, we may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including our call of the 4.25% Convertible Notes for redemption.

On and after November 15, 2016, and prior to the maturity date, we may redeem all, but not less than all, of the 4.25% Convertible Notes for cash if the sale price of our common stock equals or exceeds 130% of the applicable conversion price for a specified time period ending on the trading day immediately prior to the date we deliver notice of the redemption.  The redemption price will equal 100% of the principal amount of the 4.25% Convertible Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.  In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the 4.25% Convertible Notes will have the right, at their option, to require us to repurchase their 4.25% Convertible Notes in cash at a price equal to 100% of the principal amount of the 4.25% Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

8.0% Senior Secured Second Lien Convertible Notes. We have outstanding $99.9 million in aggregate principal amount of our 8.0% Convertible Notes as of January 31, 2017. The 8.0% Convertible Notes, issued pursuant to the 8.0% Convertible Notes Indenture, bear interest at a rate of 8.0% per annum, payable semi-annually in arrears on May 1 and November 1 of each year. The 8.0% Convertible Notes will mature on May 1, 2019; provided, however, that, unless all of the 4.25% Convertible Notes (or any permitted refinancing indebtedness in respect thereof) have been redeemed, repurchased , otherwise retired, discharged in accordance with their terms or converted into our common stock, or have been effectively discharged, in each case on or prior to August 15, 2018 or the scheduled maturity date of the 4.25% Convertible Notes (or any permitted refinancing indebtedness incurred in respect thereof) is extended to a date that is after October 15, 2019, the 8.0% Convertible Notes will mature on August 15, 2018.

The 8.0% Convertible Notes are convertible, at the option of the holders, into consideration consisting of shares of our common stock (and cash in lieu of fractional shares) until the close of business on the scheduled trading day immediately preceding the maturity date. No holder will have the right to convert any 8.0% Convertible Notes into shares of common stock to the extent that the conversion would cause that holder to beneficially own more than 9.9% of the shares of our common stock then outstanding after giving effect to the proposed conversion.

The initial conversion rate is 85.4701 shares of our common stock per $1,000 principal amount of 8.0% Convertible Notes (equivalent to an initial conversion price of approximately $11.70 per share of our common stock). The conversion rate is subject to adjustment upon the occurrence of certain events. In addition, we may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including our call of the 8.0% Convertible Notes for redemption.

At any time prior to the maturity date, we may redeem for cash all, but not less than all, of the 8.0% Convertible Notes; provided, however, that we may not redeem the 8.0% Convertible Notes on a redemption date that is outside an Open Redemption Period (as defined in the 8.0% Convertible Notes Indenture) unless the last reported sale price of our common stock equals or exceeds 140% of the conversion price of the 8.0% Convertible Notes in effect on each of at least 20 trading days during the 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we deliver the redemption notice.

In addition, upon the occurrence of a “fundamental change” (as defined in the 8.0% Convertible Notes Indenture), holders of the 8.0% Convertible Notes will have the right, at their option, to require us to repurchase their 8.0% Convertible Notes in cash at a price equal to 100% of the principal amount of the 8.0% Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Asset-based revolving credit facility. As of January 31, 2017, availability under our asset-based facility was approximately $100.0 million, with outstanding letters of credit amounting to $27.7 million, leaving Excess Availability of $72.3 million.

The asset-based facility is guaranteed by our direct and indirectly wholly-owned domestic subsidiaries, subject to certain exceptions described in the asset-based facility. The obligations under the asset-based facility are secured by a lien on substantially all of our assets and the assets of the guarantor subsidiaries, subject to certain exceptions described in the asset-based facility, including a pledge of up to 65.0% of the equity interest of our first tier foreign subsidiaries.

If Excess Availability is less than the greater of 17.5% of Total Availability or $17.5 million for more than one business day, then a “Covenant Compliance Period” (as defined in the asset-based facility agreement) will exist until Excess Availability has been equal to or greater than the greater of 17.5% of the Total Availability or $17.5 million for a period of 30 consecutive days.  We must maintain a minimum fixed charge coverage ratio of not less than 1.0 to 1.0 and a maximum first lien leverage ratio of not greater than 5.0 to 1.0 for the four fiscal quarters ended immediately preceding any Covenant Compliance Period and for any four fiscal quarter period ending during a Covenant Compliance Period. We would not have been in compliance with the fixed charge coverage ratio had we been in a Covenant Compliance Period as of the fiscal years ended  January 31, 2017 and 2016.

During the fiscal year ended January 31, 2016, we had two consecutive four-quarter periods with a fixed charge coverage ratio of not less than 1.0 to 1.0 and therefore, we are no longer required to maintain a cumulative minimum cash flow (as defined in the asset-based facility agreement) of not less than negative $45.0 million and a minimum cash flow of not less than negative $25.0 million during any twelve consecutive month period.

The asset-based facility also contains a subjective acceleration clause that can be triggered if the lenders determine that we have experienced a material adverse change.  If triggered by the lenders, this clause would create an Event of Default Period (as defined in the asset-based facility agreement) which in turn would permit the lenders to accelerate repayment of outstanding obligations.

In general, during a Covenant Compliance or if an Event of Default has occurred and is continuing, all of our funds received on a daily basis will be applied to reduce amounts owing under the asset-based facility.  Based on current projections, we do not anticipate being in a Covenant Compliance Period during the next twelve months.

Management believes that our cash flows from operations, current reserves of cash and cash equivalents, availability under our asset-based facility, and other sources of liquidity and capital resources described above will be sufficient and adequate to meet our anticipated liquidity needs for the next twelve months.  Further, we are in compliance with our covenants related to all of our outstanding indebtedness as of January 31, 2017, and expect to remain in compliance with those covenants during the next twelve months.

Contractual Obligations and Commercial Commitments

Contractual obligations and commercial commitments as of January 31, 2017, are summarized as follows:

	Payments/Expiration by Period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual obligations and other commercial commitments:
4.25% Convertible Notes (including interest)	$75,408	$2,954	$72,454	$—	$—
8.0% Convertible Notes (including interest)	117,880	7,992	109,888	—	—
Operating leases	10,269	3,238	4,445	2,586	—
Capitalized leases (including interest)	17	9	8	—	—
Supplemental retirement benefits	5,391	339	678	677	3,697
Income tax uncertainties, current	5,923	5,923	—	—	—
Total contractual obligations	$214,888	$20,455	$187,473	$3,263	$3,697
Standby letters of credit	27,695	27,695	—	—	—
Total contractual obligations and commercial commitments	$242,583	$48,150	$187,473	$3,263	$3,697

We expect to meet our cash contractual obligations in the ordinary course of operations, and that the standby letters of credit will be renewed in connection with our annual insurance renewal process.

The 4.25% Convertible Notes bear interest at a rate of 4.25% per year, payable semi-annually in arrears in cash on May 15 and November 15 of each year. The 4.25% Convertible Notes will mature on November 15, 2018 unless earlier repurchased, redeemed or converted (under the terms of the 4.25% Convertible Notes Indenture).

The 8.0% Convertible Notes bear interest at a rate of 8.0% per annum, payable semi-annually in arrears on May 1 and November 1 of each year. The 8.0% Convertible Notes will mature on May 1, 2019, subject to certain provisions in the 8.0% Convertible Notes Indenture.

Capitalized leases are obligations for certain equipment, bearing interest at the rate of 6.2% annually.

We have income tax uncertainties in the amount of $13.1 million at January 31, 2017, that are classified as non-current on the balance sheet as resolution of these matters is expected to take more than a year. The ultimate timing of resolution of these items is uncertain, and accordingly the amounts have not been included in the table above.

We have surety bonds to secure performance of our projects, amounting to $223.8 million as of January 31, 2017. Of the amount outstanding at January 31, 2017, $110.5 million related to surety bonds on contracts which were assumed by the purchasers of our Heavy Civil business. The amount is not included in the table above as information on the timing of the resolution of the amounts is not available.

Additional obligations in the ordinary course of operations are also incurred. These obligations, including but not limited to income tax payments, are expected to be met in the normal course of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss the Consolidated Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Our accounting policies are more fully described in Note 1 to the Consolidated Financial Statements. We believe that the following accounting policies represent management’s more critical policies. Critical accounting policies, practices and estimates are a subset of significant accounting policies that are considered most important to the description of our financial condition and results, and that require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition – The significant estimates with regard to the Consolidated Financial Statements relate to the estimation of total forecasted drilling and infrastructure services contract revenues, costs and profits in accordance with the criteria established in Accounting Standards Codification (“ASC”) Topic 605-35 “Construction-type and Production-type Contracts”.

Based on experience and our current processes we produce materially reliable estimates of total contract revenue and cost during any accounting period. However, many factors can and do change during a contract performance period which can result in a change to contract profitability from one financial reporting period to another. Some of the factors that can change the estimate of total contract revenue and cost include differing site conditions (to the extent that contract remedies are unavailable), the availability of skilled contract labor, the performance of major material suppliers, the performance of major subcontractors, unusual weather conditions and unexpected changes in material costs. These factors may result in revisions to costs and income and are recognized in the period in which the revisions to costs and revenues become known. Provisions for estimated losses on uncompleted drilling and infrastructure services contracts are made in the period in which they become known. Large changes in cost estimates on larger, more complex drilling and infrastructure services projects can have a material impact on the Consolidated Financial Statements and are reflected in the results of operations when they become known; smaller contracts or smaller changes in estimates usually do not have a material impact on the Consolidated Financial Statements.

The nature of accounting for contracts is such that refinements of the estimating process for changing conditions and new developments are continuous and characteristic of the process. Prior to the execution of a contract, any related costs are expensed during the period incurred. Generally during the early stages of a contract, cost estimates relating to purchases of materials and subcontractors can be subject to revisions. As a contract moves into the most productive phase of execution, change orders, project cost estimate revisions and claims are frequently the sources for changes in estimates. During the contract’s final phase, remaining estimated costs to complete or provisions for claims will be closed out and adjusted based on actual costs incurred. The impact on operating margin in a reporting period and future periods from a change in estimate will depend on the stage of contract completion. Generally, if the contract is at an early stage of completion, the current period impact is smaller than if the same change in estimate is made to the contract at a later stage of completion.

Revenues are recognized on large, long-term drilling and infrastructure services contracts meeting the criteria of ASC Topic 605-35 using the percentage-of-completion method based upon the ratio of costs incurred to total estimated costs at completion. Most of our contracts which utilize the percentage-of-completion method of revenue recognition have terms of six months to four years. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage-of-completion are reflected in contract revenues in the reporting period when such estimate revisions become known. When the estimate on a contract indicates a loss, the entire loss is recorded during the accounting period in which it becomes known. In the ordinary course of business, management prepares updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effects of these updated estimates are reflected in the period in which they become known. The financial impact of any revisions to an individual contract is a function of the amount of the revision and the percentage of completion of the contract itself. An amount up to the costs that have been incurred involving unapproved change orders and claims is included in the total estimated revenue when the realization is probable. The amount of unapproved change orders and claim revenues is included in our Consolidated Balance Sheets as part of costs and estimated earnings in excess of billings. Any profit as a result of change orders or claims is recorded in the period in which the change order or claim is resolved.

Management focuses on evaluating the performance of contracts individually. In the ordinary course of business, and at a minimum on a quarterly basis, based on changes in facts, such as an approved scope change or a change in estimate, projected total contract revenue, cost and profit or loss for each of our contracts is updated. Normal recurring changes in estimates include, but are not limited to:

•	changes in estimated scope as a result of unapproved or unpriced customer change orders;
•	changes in estimated productivity assumptions based on experience to date;
•	changes in estimated materials costs based on experience to date;
•	changes in estimated subcontractor costs based on subcontractor experience; and
•	changes in the timing of scheduled work that may impact future costs.

When determining the likelihood of recovering unapproved change orders and claims, we consider the history and experience of similar projects and apply judgment to estimate the amount of eventual recovery. Settlement of events such as these can take several years depending on how easily the claim is able to be resolved with the customer or whether arbitration or litigation is necessary to reach settlement. As new facts become known, an adjustment to the estimated recovery is made and reflected in the period in which it becomes known.

The cumulative effect of revisions in estimates of the total revenues and costs, including unapproved change orders and claims, during the course of the work is reflected in the accounting period in which the facts that caused the revisions become known. The financial impact of these revisions to any one contract is a function of both the amount of the revision and the percentage of completion of the contract.

There were no material change orders during the fiscal years ended January 31, 2017, 2016 and 2015. There were no material contract penalties, claims, settlements or changes in contract estimates during the fiscal years ended January 31, 2017, 2016 and 2015. No amounts were netted in revenue during the fiscal years ended January 31, 2017, 2016 and 2015.

We have provided for all estimated costs to complete on all of the ongoing contracts. However, it is possible that current estimates could change due to unforeseen events, which could result in adjustments to overall contract costs. Variances from estimated contract performance could result in material adjustments to operating results for any fiscal quarter or year. For all contracts, if a current estimate of total contract cost indicates a loss, the projected loss is recognized in full when such losses become known. During the fiscal years ended January 31, 2017, 2016 and 2015, approximately $9.8 million, $2.9 million and 1.2 million in losses on open contracts were recorded, respectively.  The current provision for loss contracts was $1.9 million and $0.9 million as of January 31, 2017 and 2016, respectively. Further, as of January 31, 2017, there were no contracts, individually, that could be reasonably estimated to be in a material loss position in the future.

Costs and estimated earnings in excess of billings represents the excess of contract costs and contract revenue recognized to date on the percentage of completion accounting method over contract billings to date. Costs and estimated earnings in excess of billings occur when:

•	costs related to unapproved change orders or claims are incurred, or
•	a portion of the revenue recorded cannot be billed currently due to the billing terms in the contract.

As allowed by ASC Topic 605-35, revenue is recognized on smaller, short-term drilling and infrastructure services contracts using the completed contract method. Our contracts which utilize the completed contract method of revenue recognition have contract terms of twelve months or less. We consider contracts such as these completed upon acceptance by the customer.

Contracts for mineral drilling services within Mineral Services are billable based on the quantity of drilling performed. Revenues are recognized in terms of the value of total work performed to date on the basis of actual footage or meterage drilled.

The percentage of our revenues recognized by percentage of completion, mineral drilling services and completed contract to total revenues for each of the fiscal years as presented in the Consolidated Statements of Operations are:

	January 31,	January 31,	January 31,
Approximate Percentage of Total Revenue	2017	2016	2015
Percentage of Completion	67%	72%	69%
Mineral Drilling Services	14	11	14
Completed Contract	19	17	17
Total Revenue	100%	100%	100%

Impairment of Other Long-lived Assets and Equity Method Investments – We review the carrying value of other long-lived assets and equity method investments whenever events or changes in circumstances indicate that such carrying values may not be recoverable.

Other Long-Lived Assets

Long-lived assets, including amortizable intangible assets are reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors management considers important which could trigger an impairment review include but are not limited to the following:

•	significant underperformance of our assets;
•	significant changes in the use of the assets; and
•	significant negative industry or economic trends.

An impairment loss is recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value, which is generally calculated using a combination of market, comparable transaction, third party quoted prices or asset appraisals, and discounted cash flow approaches.

During the fiscal year ended January 31, 2016, as a result of our decision to exit our operations in Africa and Australia, we performed an assessment of property and equipment located in these locations. Based on our assessment, property and equipment in Africa and Australia with carrying value of $10.4 million was adjusted to reflect its estimated fair value of $6.5 million, resulting in a charge of approximately $3.9 million recorded as part of restructuring costs in the Consolidated Statement of Operations during the fiscal year ended January 31, 2016. Additionally, during the fiscal year ended January 31, 2017, we reviewed the recoverability of our assets still held for sale in Australia, and recorded an additional charge of $12.9 million as part of restructuring costs in the Consolidated Statement of Operations to adjust the carrying values of the assets held for sale to estimated fair values less costs to sell. In calculating the impairment, the carrying amount of the assets included the cumulative currency translation adjustment related to our Australian and African entities. The fair value of the assets was determined based on available third-party quoted prices and appraisals of assets.

During the fiscal year ended January 31, 2017, we performed the following long-lived assets reviews -

•	Due to the significant negative operating results, we reviewed the recoverability of the asset values of our long-lived assets in our Water Resources segment.
•

We reviewed the recoverability of the asset values of our long-lived assets in our former Heavy Civil segment, due to the loss on the subsequent sale of our Heavy Civil business in the first quarter of fiscal year 2018.

•	Due to the ongoing softness in commodity prices, we reviewed the recoverability of the asset values of our long-lived assets in our Mineral Services segment.

Based on our analysis, the sum of the undiscounted cash flows expected from the use and eventual disposal of the assets at the end of their useful life exceeded the carrying value of the assets in the respective segments, and no indication of impairment was identified.

Prior to the segment realignment in the third quarter of the fiscal year ended January 31, 2016, we reviewed the recoverability of the asset values of our long-lived assets in the Energy Services segment as of July 31, 2015. Using the undiscounted cash flow model, we concluded that the carrying value of the assets in the Energy Services was not fully recoverable as of July 31, 2015. We performed an assessment of the fair value of the assets of Energy Services based on orderly liquidation value of the property and equipment. This assessment resulted in the recording of an impairment charge of approximately $4.6 million, which is shown as impairment charges in the Consolidated Statements of Operations for the fiscal year ended January 31, 2016.

Equity Method Investments

A loss in value of an equity method investment is recognized when the decline is deemed to be other than temporary. Unforeseen events and changes in market conditions could have a material effect on the value of equity method investments due to changes in estimated sales growth rates and estimates of expected changes in operating margins, and could result in an impairment charge. During the fiscal year ended January 31, 2017, with the extended downturn in the minerals market due to lower commodity prices for the past few years, we reviewed our equity method investments for impairment. Based on weighted approach of the discounted cash flow method and market approach, we concluded that the fair value exceeds the carrying amount of our equity investments. Accordingly, no impairment charge was recorded during the fiscal year ended January 31, 2017. Additionally, we considered the sensitivity of our fair value estimates to changes in certain valuation assumptions. Key assumptions used in our valuation include the discount rate and revenue growth rate, including the estimated timing of the minerals market recovery. The effect of a variation in a particular assumption on the fair value of our equity investments is calculated without changing any other assumption; in reality, changes in one factor may be associated with changes in another, which may magnify or counteract the sensitivities. The investment in affiliates balance as of January 31, 2017 was $55.3 million.

Income Taxes – Income taxes are provided using the asset and liability method, in which deferred taxes are recognized on the difference between the financial statement carrying amounts and tax basis of existing assets and liabilities. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. Critical estimates and assumptions related to deferred taxes include items such as uncertainty of future taxable income and ongoing prudent and feasible tax planning strategies, the high number of tax jurisdictions in which we operate and the related complexities and uncertain outcome of audits and reviews by foreign tax officials. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. Accounting guidance states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. As such, it is generally difficult for positive evidence regarding projected future taxable income exclusive of reversing taxable temporary differences to outweigh objective negative evidence of recent financial reporting losses.

For the fiscal years ended January 31, 2017 and 2016, we had a cumulative three year loss in the U.S. and certain foreign jurisdictions, and therefore gave little consideration to forecasted book income in future years as a source of positive evidence. We considered the periods in which future reversals of existing taxable and deductible temporary differences are likely to occur, taxable income available in prior carryback years, and the availability of tax-planning strategies when determining realization of recorded deferred tax assets.   No tax benefit was recorded on U. S. tax losses and certain foreign tax losses generated during the year because valuation allowances were provided on current year losses.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

The principal market risks to which Layne is exposed are interest rate risk on variable rate debt and foreign exchange rate risk that could give rise to translation and transaction gains and losses.

Interest Rate Risk

We centrally manage our debt portfolio considering overall financing strategies and tax consequences. A description of the debt is included in Note 8 to the Consolidated Financial Statements. As of January 31, 2017 an instantaneous change in interest rates of one percentage point would impact the annual interest expense by approximately $1.6 million.

Foreign Currency Risk

Operating in international markets involves exposure to possible volatile movements in currency exchange rates. Our primary international operations are in Mexico, Canada and South America. The operations are described in Notes 1 and 5 to the Consolidated Financial Statements. Our affiliates also operate in Latin America (see Note 5 to the Consolidated Financial Statements). The majority of the contracts in Mexico are U.S. dollar-based, providing a natural reduction in exposure to currency fluctuations.

As currency exchange rates change, translation of the income statements of the international operations into U.S. dollars may affect year-to-year comparability of operating results. We estimate that a 10% change in foreign exchange rates would impact income (loss)

before income taxes by approximately $0.3 million, $0.9 million and $0.7 million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively. This represents approximately 10% of the income before income taxes of international businesses after adjusting for primarily U.S. dollar-based operations. This quantitative measure has inherent limitations, as it does not take into account any governmental actions, changes in customer purchasing patterns or changes in our financing and operating strategies.